Exhibit 99.1

STAAR Surgical Announces Strategic Cooperation Agreement

With World Eye Hospital Group

With 30,000 Refractive Procedures Performed Annually in 21 Clinics,

World Eye Hospital Group is the Largest Provider in Southeast Europe

MONROVIA, CA, September 7, 2016---STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, and World Eye Hospital Group headquartered in Istanbul, Turkey today announced that they have entered into an agreement to provide STAAR’s EVO Visian ICL® intraocular lenses as a primary and premium option for refractive eye treatment.

“World Eye Hospital Group (Dünya Göz) is pleased to enter into this Strategic Cooperation Agreement with STAAR Surgical. As the largest refractive eye surgery provider in Turkey and Southeast Europe, the primary goal of this agreement is to expand and provide our patients with vision treatment services with the EVO Visian ICL technology to reduce or correct myopia, hyperopia, and astigmatism with an outstanding vision care treatment.  We have made the decision to offer the EVO lenses to all of our mid-to-high myopic patients as a premium procedure. We look forward to the co-marketing, branding, clinical validation, surgeon education and patient education plans we have agreed to implement with STAAR which will support our objective of a substantial increase in EVO refractive procedures,” said Mr. Adem Esgün, Vice Chairman of The Board of World Eye Hospital Group.

“World Eye Hospital Group’s Head of Refractive Surgery, Dr. Efekan Çoşkunseven, is a renowned EVO ICL surgeon and will become the lead trainer for Southeastern Europe as part of the overall agreement. EVO ICL clinical user’s meetings and regional research studies will enhance the development of clinical validation and new product opportunities for STAAR and World Eye Hospital Group in refractive surgery. Practice and business development support will be foundational in this partnership” said Caren Mason, President & CEO of STAAR.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”. More than 600,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: statements regarding products or potential future sales in Turkey or Southeast Europe, including but not limited to current or future sales to World Eye Hospital Group, and any statements of assumptions related to or underlying any of the foregoing. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended January 1, 2016, under the caption “Risk Factors”, which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.

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